EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-00000) pertaining to The PMI Group, Inc. Savings and Profit-Sharing Plan (the Plan) and to the incorporation by reference therein of our reports dated March 3, 2005, with respect to the consolidated financial statements and schedules of The PMI Group, Inc. (the Company), and Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

November 30, 2005